Exhibit 99.2

Ardana Bioscience Limited

38 Melville Street

Edinburgh EH3 7HA

Scotland, United Kingdom

Attention: Company Secretary

By Courier

Re:	Licence Agreement between Ardana Bioscience Limited (“Ardana”) and Senetek PLC (“Senetek”) dated 17 June 2004 (the “License”)

June 30, 2008

Gentlemen:

Capitalized terms are used herein with the meanings ascribed to them in the License.

Notice of termination of the License is hereby given pursuant to Clause 19.1 of the License on the basis of Ardana’s determination that it is no longer in a position to continue its operations and its entry into voluntary administration, as publicly announced by Ardana on this date.

Pursuant to Clauses 20.2.3 and 21.2 of the License, Ardana’s rights and obligations under the License shall terminate upon receipt of this letter, and demand is hereby made pursuant to Clause 20.2.1 that Ardana immediately transfer to Senetek all clinical, regulatory, CMC data and regulatory dossiers for or relating to the Product and/or the Delivery System in its possession as at the date of such termination and pursuant to Clause 20.2.2 that Ardana immediately assign to Senetek (and on Senetek’s request do all acts and sign all documents necessary to transfer to Senetek) its right, title, property and interest in and to all Marketing Authorisations.

Very truly yours,

Sentek plc

By:	/s/ William F. O’Kelly